UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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American Public Education, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN PUBLIC EDUCATION INC.
111 W. Congress Street
Charles Town, West Virginia 25414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders will be held on May 11, 2012, at 8:00 a.m. local time, at the Renaissance Baltimore Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland 21202 for the following purposes:

1.         to elect seven members of the Board of Directors;

2.         to hold an advisory vote on the compensation of our named executive officers as disclosed in our proxy statement for the 2012 Annual Meeting;

3.         to ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012; and

4.         to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of American Public Education, Inc. common stock (NASDAQ: APEI) entitles the holder of record at the close of business on March 16, 2012, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer
March 26, 2012

AMERICAN PUBLIC EDUCATION INC.
111 W. Congress Street
Charles Town, West Virginia 25414
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 11, 2012

   This Proxy Statement (the “Proxy Statement”) and the accompanying proxy are furnished to the stockholders of American Public Education, Inc. (hereinafter, “we,” “us,” “American Public Education” and the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 8:00 a.m. local time on May 11, 2012, at the Renaissance Baltimore Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland 21202, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. The Company mailed a Notice of Internet Availability of Proxy Materials to each of the Company’s stockholders entitled to vote at the Annual Meeting on or about March 26, 2012.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

   The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting. In addition, management will report on the performance of American Public Education and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

   At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:

●
Proposal No. 1: To elect seven directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

●	Proposal No. 2: To approve, by advisory vote, the compensation of our named executive officers as disclosed in these proxy materials.

●
Proposal No. 3: To ratify the selection of McGladrey & Pullen, LLP (“McGladrey & Pullen”) as American Public Education’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

   In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1); FOR the approval of the compensation of our named executive officers (Proposal 2); and FOR the ratification of the appointment of McGladrey & Pullen as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 3).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 11, 2012

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on March 26, 2012 to all of our stockholders as of the close of business on March 16, 2012 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=15611.

Voting at the Annual Meeting

  Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on the Record Date.

If on the Record Date you hold shares of our common stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and AST is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone, or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to American Public Education, Inc., Attn: Corporate Secretary, 111 W. Congress Street, Charles Town, West Virginia 25414, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone, or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes”. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 111 W. Congress Street, Charles Town, West Virginia 25414, from April 30, 2012 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 17,886,107 shares of common stock outstanding, held by 494 stockholders of record. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors, the authorization of equity compensation plans, and matters related to executive compensation.

Required Votes

Election of Directors. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director’s election exceeds the number of the votes cast against that director’s election. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

The ratification of our independent public accounting firm and the advisory vote on executive compensation. Approval of the proposal to ratify the audit committee’s appointment of McGladrey & Pullen as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and the advisory vote on compensation of our named executive officers, requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of these proposals, and abstentions will have the effect of a vote against these proposals.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a Code of Business Conduct and Ethics (the “Code of Ethics”), and a Policy for Related Person Transactions as part of our corporate governance practices and in accordance with rules of the SEC and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

The Guidelines set forth a framework to assist the Board in the exercise of its responsibilities. The Guidelines cover, among other things, the composition and certain functions of the Board, director independence, stock ownership by our non-employee directors, management succession and review, Board committees, the selection of new directors, and director expectations.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and other Principal Officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our directors, executive officers or Principal Officers may be made only by our Board and will be promptly disclosed as may be required by law, regulation or rule of the SEC or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer or other Principal Officer, we will post the amendment or waiver on our corporate website.

The Guidelines and Code of Ethics are each available in the Governance section of our corporate website, which is located at www.americanpubliceducation.com. The Guidelines, Code of Ethics, and Policy for Related Person Transactions are reviewed periodically by our nominating and corporate governance committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

Our Board adopted the Code of Ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related person transaction with us without the prior consent of our nominating and corporate governance committee, or other independent committee of our Board. Any request for us to enter into a related person transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates must first be presented to our nominating and corporate governance committee for review, consideration and approval. A related person transaction is a transaction in which the Company is or will be a participant and in which a related person has or will have a direct or indirect material interest, other than (i) a transaction involving $120,000 or less when aggregated with all related transactions, (ii) a transaction involving compensation to an executive officer that is approved by the Board or the compensation committee, (iii) a transaction involving compensation to a director or director nominee that is approved by the Board, the compensation committee or the nominating and corporate governance committee, and (iv) any other transaction that is not required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934. All of our directors, executive officers and employees are required to report to our nominating and corporate governance committee any such related person transaction. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our nominating and corporate governance committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our nominating and corporate governance committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the nominating and corporate governance committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

There were no related person transactions in 2011.

Stock Ownership Guidelines

To further align the interest of our executive officers and directors with the interest of our stockholders, and after evaluation of best practices and consultation by the compensation committee with Towers Watson, its independent consultant, our Board implemented stock ownership guidelines applicable to our executive officers and directors. Each executive officer is expected to hold shares of common stock with an aggregate value greater than or equal to a multiple of the executive officer’s base salary as set forth below:

1.        The Company’s Chief Executive Officer – six times base salary;
2.        The Company’s Executive Vice Presidents – two times base salary; and
3.        The Company’s Senior Vice Presidents – one times base salary.

Each of the Company’s non-employee directors is expected to hold shares of Common Stock with an aggregate value greater than or equal to at least three times the amount of the annual retainer paid to non-employee directors for service on the Board, excluding additional committee retainers, if any.

Under the stock ownership guidelines, common stock held directly, including shares of common stock held in a separate brokerage account or in a 401(k) account, and common stock held indirectly (e.g., by a spouse, minor dependent, or a trust for the benefit of the executive or director, or the executive’s or director’s spouse or minor dependent), count toward satisfaction of the levels set forth in the guidelines. For purposes of the guidelines, the “value” of the common stock is based on the closing price of the common stock on the day on which a determination under the guidelines is being made. The determination of compliance with the guidelines will be measured annually on the last business day of each year.

Our executives and non-employee directors are expected to comply these guidelines within five years of the later of March 2, 2011 (the date of adoption of the guidelines) and the date the person first became an executive or non-employee director, as applicable. If an executive officer has not achieved the stock ownership level as outlined above by that date, the executive officer will be required to retain fifty percent (50%) of the net shares of common stock acquired pursuant to restricted stock or option awards made after the adoption of these guidelines until such levels are achieved. “Net shares” are those shares that remain after shares are sold or withheld to pay withholding taxes and/or the exercise price of stock options (if applicable).

The stock ownership guidelines superseded the existing policy applicable to our non-employee directors. That policy provided that directors were expected to hold a number of shares of our common stock equivalent to one-half of all shares of restricted stock they receive.

Restrictions on “Hedging”

We have adopted a policy prohibiting our directors, officers and employees from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities.  We adopted this prohibition in order to further align the interests and objectives of our directors, officers and employees with our stockholders.

Board Independence and Leadership Structure

Our Board believes, and our Guidelines require, that a majority of its members should be independent directors. In addition, the respective charters of the audit, compensation and nominating and corporate governance committees, currently require that each member of such committees be independent directors. Consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that all of our directors are independent of American Public Education and our management, with the exception of Dr. Boston, who is our President and Chief Executive Officer. NASDAQ’s independence criteria includes a series of objective tests, such as that the director is not an employee of American Public Education and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management.

In accordance with our Guidelines, the independent members of our Board will hold at least two “executive session” meetings each year. If the chairperson of the Board is not an independent director, a chairperson will be selected for each executive session. In general, these meetings are intended to be used as a forum to discuss the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and such other topics as the independent directors deem necessary or appropriate.

Our Corporate Governance Guidelines specify that the Board shall select its chairperson based on the Board’s determination of what is then in the best interests of the Company. Historically, the Company has split the positions of the Chairperson of the Board and Chief Executive Officer because we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairperson of the Board, among other responsibilities, provides guidance to the Chief Executive Officer, and presides over meetings of the full Board.

Board’s Role in Risk Oversight

Our management is responsible for managing risks in our business, including by developing processes to monitor and control risks. The Board views its role as one of oversight and of responsibility for setting a tone that risk management should be properly integrated with our strategy and culture. The Board focuses on understanding management’s risk management processes, the effectiveness of those processes and the way in which management proactively manages risks. The Board carries out its oversight of risks primarily through its committees. In this regard, each of the charters of the Board’s committees specifically address issues of risk.

The audit committee reviews and assesses the qualitative aspects of financial reporting, our processes to manage financial and financial reporting risk, and compliance with significant applicable legal, ethical and regulatory requirements. The audit committee discusses our major financial and other financial reporting risk exposures and the steps that management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The audit committee regularly reports its findings to the Board.

The nominating and corporate governance committee assists the Board in understanding and overseeing management’s processes for the assessment and management of our non−financial risks and the steps that management has taken to monitor and control exposure to such risks. The nominating and corporate governance committee regularly meets with our management, particularly our Chief Operations Officer, as well as our Chief Executive Officer and other executives, to receive updates on how management is assessing and managing risk in particular functional areas of our business. The nominating and corporate governance committee and the Board also request and receive regular reports from management on particular areas of risk. The nominating and corporate governance committee regularly reports its findings to the Board and may, from time to time, bring specific items, or recommendations, to the full Board regarding risk oversight.

While the audit committee and the nominating and corporate governance committee have primary responsibility for assisting the Board with its risk oversight responsibilities, the compensation committee also assists the Board with risk oversight. When establishing executive compensation and director compensation and in its role in implementing incentive compensation plans, the compensation committee considers whether compensation practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks that threaten the value of the Company.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of American Public Education and who are “independent” as defined in NASDAQ’s rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. The Board held a total of four (4) meetings during the fiscal year ended December 31, 2011. During this time all of our directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period that such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders. Our 2011 annual meeting of stockholders was attended by all of our directors who were then serving.

The Board has three standing committees: the nominating and corporate governance committee; the compensation committee; and the audit committee. The charters for the nominating and corporate governance, compensation, and audit committees can be accessed electronically on the Committees page of our corporate website at www.americanpubliceducation.com.

The Board conducts, and the nominating and corporate governance committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the nominating and corporate governance committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

Name	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Wallace E. Boston, Jr.
J. Christopher Everett(2)	X	X(1)
Barbara G. Fast	X	X
F. David Fowler		X	X
Jean C. Halle			X(1)
Timothy J. Landon	X		X
Timothy T. Weglicki(3)	X(1)		X

(1)        Chair of the committee.
(2)        Chairperson of the Board.
(3)        Vice-Chairperson of the Board.

Audit Committee

The Board has established a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which met five (5) times during 2011. The audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risk, and our compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our audit committee are Ms. Halle, who serves as chair of the committee, Mr. Fowler, Mr. Landon, and Mr. Weglicki. Our Board has determined that Mr. Fowler is an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Board has determined that each member of our audit committee is independent under NASDAQ’s listing standards and each member of our audit committee is independent pursuant to Rule 10A-3 of the Securities Exchange Act.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for recommending candidates for election to the Board. The committee met five (5) times during 2011. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders. In addition, the nominating and corporate governance committee assists the Board in understanding and overseeing management’s processes for the assessment and management of non-financial risks of the Company and the steps that management has taken to monitor and control exposure to such risks. The members of our nominating and corporate governance committee are Mr. Weglicki, who serves as chair of the committee, Mr. Everett, MG (Ret) Fast, and Mr. Landon. Our Board has determined that the composition of our nominating and corporate governance committee meets NASDAQ’s independence requirements for director nominations.

Compensation Committee

The compensation committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plans. The committee met ten (10) times during 2011. The members of our compensation committee are Mr. Everett, who serves as chair of the committee, MG (Ret) Fast and Mr. Fowler. Our Board has determined that the composition of our compensation committee meets NASDAQ’s independence requirements for approval of the compensation of our Chief Executive Officer and other executive officers.

The compensation committee has the sole authority to retain and terminate any compensation consultant to be used to assist in evaluating executive officer compensation. In 2011, the compensation committee retained Towers Watson & Co. (“Towers Watson”) directly as an outside compensation consultant to assist in evaluating our compensation programs as they have since 2007. The compensation committee used information provided to it by Towers Watson in connection with making 2011 compensation determinations. Towers Watson also advised the compensation committee on the use of a peer group for comparative purposes. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2011 is described in the “Compensation Discussion and Analysis — Philosophy and Objectives of our Compensation Programs — Review of Compensation and Peer Group Review” section below. Towers Watson does no work for the Company other than work that is authorized by the compensation committee or its chairperson.

The compensation committee works closely with our Chief Executive Officer, Dr. Boston, on compensation decisions and has delegated certain aspects of the annual incentive plans for the other executive officers, including the named executive officers, to Dr. Boston. For a discussion of Dr. Boston’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2011, see the “Compensation Discussion and Analysis — Role of Executives in Executive Compensation Decisions” section below.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Director Nomination Process

The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. To nominate a person to stand for election as a director at the annual meeting of stockholders for 2013, our Corporate Secretary must receive such nominations at our principal executive offices not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary, the nomination must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting. Each submission must include the following information:

●	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;
●
a representation that the stockholder is a holder of record of Company capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

●
if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

●
such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;

●	if applicable, the consent of each nominee to serve as a director if elected;
●	a statement whether each nominee, if elected, intends to tender an irrevocable resignation in the form required by an incumbent directors under the Bylaws; and
●	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, provided that if, as of the tenth (10th) day preceding the date we first mail notice of the meeting for such meeting to our stockholders, the number of nominees exceeds the number of directors to be elected, which we refer to as a “Contested Election”, the directors shall be elected by the vote of a plurality of the votes cast.  Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board.  If an incumbent nominee is not elected in an uncontested election, the Nominating Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each person nominated for election to the Board at the Annual Meeting as described below under Proposal 1 below has submitted the conditional letter of resignation as required by our Bylaws.

In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the nominating and governance committee, or such other committee designated by the Board pursuant to our Bylaws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken.  The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results.  The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this proxy statement under “General Matters — Stockholder Proposals and Nominations.”

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to the Board, Chairperson of the Board, or the non-employee members of the Board as a group, at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the audit committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communication policy. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Corporate Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board is currently comprised of seven members. Our nominees for the election of directors at the Annual Meeting include six independent non-employee directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the nominating and corporate governance committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 11, 2012: Wallace E. Boston, Jr., J. Christopher Everett, Barbara G. Fast, F. David Fowler, Jean C. Halle, Timothy J. Landon, and Timothy T. Weglicki. All nominees are currently serving on the Board.

It is intended by the persons named as proxies that proxies received in response to this solicitation will be voted FOR the election of each nominee named in this section unless otherwise stated in the proxy or in the case of a broker non-vote with respect to the proposal. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Criteria for Evaluating Director Nominees

The Board provides strategic direction to the Company and oversees the performance of the Company’s business and management. The nominating and corporate governance committee periodically identifies and reviews with the Board desired skills and attributes of both individual Board members and the Board overall within the context of current and future needs. The nominating and corporate governance committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The nominating and corporate governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. It may use outside consultants to assist in identifying candidates. Among the characteristics the committee may consider are the collective knowledge and diversity of professional skills and background, experience in relevant industries, age and geographic background in addition to the qualities of integrity, judgment, acumen, and the time and ability to work professionally and effectively with other Board members and management and make a constructive contribution to the Board. The committee considers candidates submitted by directors and management, as well as candidates recommended by stockholders, which are evaluated in the same manner as other candidates identified to it. Final approval of director candidates is determined by the full Board.

The Board has determined that all of our current directors are qualified to serve as directors of the Company.

The name of each nominee for director, their ages as of March 22, 2012, and other information about each nominee is shown below. In addition, the biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee and the Board to determine that the person should serve as a director for the Company.

Name	Age	Principal Occupation	Director Since
Wallace E. Boston, Jr.	57	President and Chief Executive Officer of the Company	2004
J. Christopher Everett	64	Retired	2007
Barbara G. Fast	58	Vice President of Operations and Intelligence, CGI Federal	2009
F. David Fowler	78	Retired	2007
Jean C. Halle	53	Independent Consultant	2006
Timothy J. Landon	49	Chief Executive Officer of Landon Company	2009
Timothy T. Weglicki	60	Founding Partner of ABS Capital Partners	2002

Dr. Wallace E. Boston, Jr. joined us in September 2002 as Chief Financial Officer and since June 2004 has served as President, Chief Executive Officer and a member of our Board. From August 2001 to April 2002, Dr. Boston served as Chief Financial Officer of Sun Healthcare Group. From July 1998 to May 2001, Dr. Boston served as Chief Operating Officer and later, President of NeighborCare Pharmacies. From February 1993 to May 1998, Dr. Boston served as VP-Finance and later, SVP of Acquisitions and Development of Manor Healthcare Corporation, now Manor Care, Inc. From November 1985 to December 1992, Dr. Boston served as Chief Financial Officer of Meridian Healthcare. Dr. Boston currently serves on the Board of the Presidents’ Forum of Excelsior College.

We believe that Dr. Boston’s qualifications to serve on our Board include his service as our Chief Executive Officer since 2004 and his service as our Chief Financial Officer between 2002 and 2004. Dr. Boston’s leadership has been pivotal to the Company in some of our most significant events, including our accreditation by the Higher Learning Commission of the North Central Association in 2006, our 2007 initial public offering, the receipt by American Public University System of the 2009 Ralph E. Gomory Award for Quality Online Education, also known as the Sloan-C Award, and our recent reaccreditation.

J. Christopher Everett has served on our Board since May 2007, was appointed Vice-Chairperson of the Board in 2009, and Chairperson in 2010. Mr. Everett has been an independent consultant and investor since his retirement from PricewaterhouseCoopers in 2000. Mr. Everett served as an Executive in Residence at the Kogod School of Business at American University from 2000 to 2003 where he taught graduate courses in the application of technology and strategy. Prior to his retirement in 2000, Mr. Everett was a senior partner at PricewaterhouseCoopers and was a leader in the firm’s Management Consulting Services Practice. Mr. Everett led the PricewaterhouseCoopers’ Global E-business practice from 1998 until 2000. Mr. Everett also served as a member of the PricewaterhouseCoopers Global Oversight Board, the firm’s board of directors, and served on the firm’s Global Leadership Team from 1995 until his retirement in 2000. Mr. Everett currently serves on the board of directors of several private companies.

We believe that Mr. Everett’s qualifications to serve on our Board include his substantial experience and leadership in the application of technology-enabled strategy and international ecommerce including his positions as Senior Partner and leader of the PricewaterhouseCoopers’ Global E-business efforts, membership on its Global Oversight Board, and his experience in post-secondary education as an Executive in Residence at the Kogod School of Business at American University.

Major General Barbara G. Fast, USA, Retired has served on our Board since May 2009. She has served as Vice President of Operations and Intelligence, CGI Federal since June 2011.  Previously she was the Vice President of Cyber and Information Solutions at The Boeing Company, which she joined in August 2008. MG (Ret) Fast retired from the Army in July 2008 after a 32 year career. Her most recent posts included: Deputy Director, Army Capability and Integration Center, TRADOC, from July 2007 until June 2008; Deputy then Commanding General for the United States Army Intelligence Center and Fort Huachuca, Arizona from August 2004 until June 2007; and Director of Intelligence, Multinational Forces - Iraq, Baghdad, Iraq, from July 2003 until July 2004. MG (Ret) Fast currently serves on the board of directors of a not-for-profit private association and two government-sponsored boards.

Consistent with our Corporate Governance Guidelines, when MG (Ret) Fast left The Boeing Company in 2011, she tendered a conditional letter of resignation from the Board to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommended to the Board that it not accept her resignation, and the Board did not accept her resignation.

We believe that MG (Ret) Fast’s qualifications to serve on our Board include her extensive experience and achievements in the U.S. Military, national and defense intelligence, and cyber security culminating over 32 years of military service as a Major General, her leadership of global operations of the National Security Agency and Commanding General of Fort Huachuca and current work in the industry.

F. David Fowler has served on our Board since May 2007. From June 2001 to 2006, Mr. Fowler served on the board of directors of MicroStrategy, Inc. and as chairman of its Audit Committee. Mr. Fowler also served as a member and chairman of the board of directors of FBR Funds, an open-end management investment company that is part of FBR Capital Markets Corporation and the Friedman, Billings, Ramsey Group, Inc., from 1997 to 2006. From 2007 to February 2011, Mr. Fowler served on the board of directors of Liquidity Services, Inc., an operator of online marketplaces for the sale and purchase of surplus corporate and government assets, and was chairman of its Audit Committee. Mr. Fowler was the dean of the School of Business at The George Washington University from July 1992 until his retirement in June 1997 and a member of KPMG LLP from 1963 until his retirement in June 1992. As a member of KPMG, Mr. Fowler served as managing partner of the Washington, D.C. office from 1987 until 1992, as partner in charge of human resources for the firm in New York City, as a member of the firm’s board of directors, operating committee and strategic planning committee and as chairman of the KPMG Foundation and the KPMG personnel committee.

We believe that Mr. Fowler’s qualifications to serve on our Board include his significant experience in financial accounting including the positions of managing partner of the KPMG LLP Washington, D.C. office, as partner in charge of human resources for the firm in New York City, as a member of the firm’s board of directors, operating committee and strategic planning committee, leadership in education as dean of the School of Business at The George Washington University and as a director of other public companies.

Jean C. Halle has served on our Board since March 2006. Ms. Halle is currently an independent consultant. From 2002 to 2010, Ms. Halle was the Chief Executive Officer of Calvert Education Services, a provider of accredited distance education programs and educational support services. From 1999 to 2001, Ms. Halle was the Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company. From 1986 to 1999, Ms. Halle held a number of positions with The Baltimore Sun Company, including Vice President of New Business Development, Chief Financial Officer and Vice President of Finance, President of Homestead Publishing, a subsidiary of The Baltimore Sun Company, and Director of Strategic Planning. From 1983 to 1986, Ms. Halle was the Chief Financial Officer and Vice President of Finance for Abell Communications, and Assistant Treasurer of A.S. Abell Company, the former parent company of The Baltimore Sun Company. Previously, from 1979 to 1983, Ms. Halle had been a Senior Management Consultant with Deloitte, Haskins and Sells, now Deloitte & Touche, an international accounting and professional services firm. Ms. Halle currently serves on the President’s Advisory Council for Stevenson University and the Board of Trustees of Catholic Distance University.

We believe that Ms. Halle’s qualifications to serve on our Board include her multifaceted experiences in online education as Chief Executive Officer of Calvert Education Services, a provider of accredited distance education programs, in media as Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company and financial consulting as a Senior Management Consultant at an international accounting and professional services firm.  Ms. Halle is also a 2011 National Association of Corporate Directors Board Leadership Fellow, having completed a comprehensive program of study for experienced corporate directors spanning leading practices for boards and committees.

Timothy J. Landon has served on our Board since January 2009. Since September 2008, Mr. Landon has served as Chief Executive Officer of Landon Company, which focuses on early stage angel investing and consulting for private equity, venture capital and large traditional and online media companies. Mr. Landon retired from the Tribune Company in February 2008, after having served in a variety of positions within the Tribune organization, including most recently as President of Tribune Interactive, Inc. from March 2004 until February 2008, where he was responsible for overall interactive and classified advertising strategy, technology and operations for the Tribune Company, and had leadership roles in starting CareerBuilder.com, Classified Ventures (the holding company of apartments.com and cars.com), and other online businesses. In December 2008, the Tribune Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

We believe that Mr. Landon’s qualifications to serve on our Board include his extensive experience in starting, building and managing internet-focused media businesses over the last fifteen years. He brings significant knowledge of online marketing and online business models, including his positions as President of Tribune Interactive and experience at CareerBuilder.com, which has direct relevance and applicability to our business.

Timothy T. Weglicki has served on our Board since August 2002 and was appointed Vice-Chairperson of the Board in 2010. Mr. Weglicki is a Founding Partner of ABS Capital Partners, a private equity firm founded in 1993. Prior to co-founding ABS Capital Partners, from 1977 to 1993, Mr. Weglicki was an investment banker with Alex. Brown & Sons where he founded and headed the capital markets group from 1989 to 1993. Mr. Weglicki currently serves on the board of directors and the compensation and the nominating and governance committees of Coventry Health Care, Inc. and is also on the board of directors of several of ABS Capital Partners’ portfolio companies.

We believe that Mr. Weglicki’s qualifications to serve on our Board include his significant experience and leadership of businesses in investment banking, capital markets and private equity as head of the capital markets group at Alex. Brown & Sons, a Founding Partner of ABS Capital Partners and a director of other public companies.

Required Vote and Board Recommendation

In order to be elected as a director, a nominee must be elected by a majority of the votes cast with respect to such nominee at the Annual Meeting. A majority of the votes cast means that the number of shares of common stock voted FOR a nominee must exceed 50% of the votes cast with respect to that nominee. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office and the Board will consider whether to accept the nominee’s earlier submitted conditional resignation.  If the resignation is not accepted the incumbent nominee may continue in office until a successor is elected.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE SEVEN NOMINATED DIRECTORS.

2011 Director Compensation

In 2009, the compensation committee adopted a revised non-employee director compensation policy after consulting with Towers Watson. Under this policy, our non-employee directors received an annual retainer of $32,250 and each committee chair received an additional annual retainer of $5,000, except for the chair of the audit committee, whose additional annual retainer was $10,000. In addition, the non-employee chairperson of the Board received an additional annual retainer of $20,000, and the vice-chairperson of the Board received an additional $10,000. Mr. Everett, the Chairperson of the Board, did not receive a separate retainer related to his service as chair of the compensation committee. Similarly, after Mr. Weglicki’s appointment as the Vice-Chairperson of the Board, he did not receive a separate retainer related to his service as chair of the Nominating and Corporate Governance Committee. The annual retainers are payable in quarterly installments, and each director has the alternative to elect before the beginning of the applicable year to receive their annual retainer in common stock having the same value as the portion of the annual retainer to be paid, calculated as of the close of business on the first business day of the year. In connection with our annual meeting of stockholders, our non-employee director compensation policy also provides for an annual grant to each director of restricted stock having a value of $41,750 on the date of delivery. The restricted stock grant vests on the earlier of the one year anniversary of the date of grant and immediately prior to the next year’s annual meeting of stockholders. In 2011, Towers Watson, the compensation committee’s independent consultant, presented a review of director compensation compared to other similarly sized companies.  The compensation committee determined not to change the policy described above, other than to increase the additional annual retainer for the chairs of the audit, compensation and nominating and governance committees to $11,000, $8,500 and $5,500, respectively, beginning with the third quarter of 2012.

The following table sets forth information regarding compensation paid to directors during 2011:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)

J. Christopher Everett	53,368	41,710	—	95,078
Barbara Fast	32,250	41,710	—	73,960
F. David Fowler	33,625	41,710	—	75,335
Jean C. Halle	42,250	41,710	—	83,960
Timothy Landon	33,625	41,710	—	75,335
Timothy T. Weglicki	44,070	41,710	—	85,780

(1)
See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for disclosure related to Dr. Boston who is one of our named executive officers (“NEOs”) as of December 31, 2011.

(2)
Messrs. Fowler, Landon, and Weglicki each elected to receive his entire 2011 annual retainer in fully-vested shares of common stock. Mr. Everett elected to receive half of his 2011 annual retainer in fully-vested shares of common stock. Neither Mr. Everett nor Mr. Weglicki received a separate retainer related to his service as a committee chair.

(3)	The aggregate grant date fair value of each restricted stock award in 2011 was $13.22, computed in accordance with FASB ASC Topic 718.

(4)	No stock option awards were made to directors in 2011.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under the directors’ and officers’ indemnity insurance policies.

As of December 31, 2011, the aggregate number of unvested stock awards and exercisable and unexercisable option awards outstanding held by our current non-employee directors were as follows:

		Option Awards

Name	Stock Awards(1)	Exercisable	Unexercisable
J. Christopher Everett	970	24,992	—
Barbara G. Fast	970	—	—
F. David Fowler	970	11,052	—
Jean C. Halle	970	11,052	—
Timothy Landon	970	—	—
Timothy T. Weglicki	970	—	—

(1)
Each non-employee director receives a grant of restricted stock in connection with our annual meeting of stockholders, which grant vests in full on the earlier of the one year anniversary of the date of grant or immediately prior to the next year’s annual meeting of stockholders. The column reflects the restricted stock award grants made in connection with the 2011 annual meeting of stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our named executive officers, or NEOs, for 2011. These executives, who appear in the Summary Compensation Table below, are:

●     Wallace E. Boston, Jr., Ed.D., our President, Chief Executive Officer, Member of our Board of Directors and Member of our Board of Trustees;

●     Harry T. Wilkins, Executive Vice President, Chief Financial Officer;

●     Sharon van Wyk, Ph.D., Executive Vice President, Chief Operations Officer;

●     Carol Gilbert, Executive Vice President, Programs and Marketing; and

●     Peter W. Gibbons, Senior Vice President, Chief Administrative Officer

Executive Summary

We believe that 2011 was a year of considerable achievement for the Company, as reflected by an increase in revenues, profitability, and course enrollments, and by our receiving reaccreditation from the Higher Learning Commission and the Distance Education and Training Council, or DETC.  For 2011, total revenues were $260.4 million, which is an increase of 31% compared to total revenues of $198.2 million in 2010, and earnings per share increased to $2.23 per diluted share for 2011 compared to $1.59 per diluted share in 2010.  Net course registrations, which represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty, increased 32% to 341,700 in 2011 from 259,400 in 2010, and net course registration by new students increased 46% to 85,200 in 2011 from 58,400 in 2010.  The year reflected more than strong financial performance as the Company built on its past success and continued to excel operationally and academically.  The Higher Learning Commission reaffirmed accreditation of American Public University System for online courses and programs without any other stipulations on its affiliation status.  In addition, we submitted a self-evaluation report to the Distance Education and Training Council, or DETC, and underwent an on-site reaccreditation in 2011, resulting in the Accrediting Commission of DETC meeting and voting in January 2012 to reaccredit APUS.  We believe that the increases in revenues, profitability, and net course registrations in 2011, as well as the achievement of a number of our strategic development goals, such as reaccreditation, were largely due to the performance of our named executive officers, and are represented by the Company achieving our “Student Satisfaction Quotient” goals, or SSQ goals, for the quarters in which they were applicable and by each of our NEOs meeting 100% of their 2011 personal management objectives at the target level or higher.

The Company’s compensation of our NEOs in 2011 reflects the strong operating and financial performance of the Company for the year, as well as the individual achievements of our NEOs for the year.

Philosophy and Objectives of our Compensation Programs

Overview

As in prior years, for 2011 our compensation committee implemented an executive compensation policy that was in-line with our company-wide compensation philosophy of providing competitive levels of compensation that utilize variable cash compensation based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals, encourage continuous quality improvement and that are easily understood by our employees.

●	Variable Cash Compensation. We believe in using variable cash compensation to motivate and reward performance at all levels of the organization, and particularly for our NEOs.

●
Focus on Corporate Goals. We strive to provide compensation that is directly related to the achievement of our corporate goals, which we measure through individual management objectives and through earnings results compared to budget.

●
Continuous Quality Improvement. We have developed a “Student Satisfaction Quotient”, or SSQ, to encourage employees to work together across organizational boundaries to improve the processes that we believe contribute to our success as an organization. The SSQ is designed to measure the quality of our efforts on behalf of our students by utilizing a variety of metrics applicable to our business. We use the SSQ as a component of our annual incentive plan to reward continued improvement to our performance in various student satisfaction metrics, often compared to prior period performance.

●	Simple and Straightforward Incentives. We seek to minimize the complexity of our compensation policies and practices and to maximize our employees’ understanding of the elements of compensation.

In implementing this philosophy for our NEOs and other employees, we award compensation that we believe (i) assists us in attracting and retaining qualified executives, (ii) aligns executive compensation with our SSQ goals and operating and financial performance goals, and (iii) uses equity−based awards in an effort to further align executives’ and stockholders’ interests.

Attract and Retain Qualified Executives

We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by providing compensation that is competitive within the for−profit education industry and the broader market for executive talent. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.  As discussed below under “Review of Compensation and Peer Group Review,” it is the compensation committee’s general intent that each NEOs base salary should be set near the 50th percentile of the survey data received from the compensation committee’s independent consultant, and that annual incentives should be structured so that an NEO has the opportunity to get to between the 50th and 75th percentile of the survey data for total cash compensation (base salary plus annual incentives) at full payment for achievement of target performance goals under the annual incentive plan, with a higher payment for superior performance if an NEO achieves the stretch performance goals under the plan. The compensation committee believes that these percentages for base salary and target annual incentive pay are in line with competitive market levels, and are appropriate if our NEOs achieve the level of performance required for the payment of these incentives.

Reflect SSQ Goals and Performance Goals

As part of our executive compensation program, we reward achieving and surpassing corporate goals through cash incentives paid under our annual incentive plan. This plan offers the opportunity for employees, including our NEOs, to earn quarterly cash incentive payments for achievement of company−wide SSQ goals, individual management objectives and earnings targets. By linking incentive payments to achievement of SSQ goals, earnings targets and individual management objectives, we believe this plan is easily understood by employees and directly contributes to increases in stockholder value.

Utilize Equity−Based Awards

Our compensation program uses equity−based awards, the value of which is contingent on our long−term performance, in order to provide our NEOs with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases, and by using equity−based awards our NEOs realize increased value when our stock price increases.  However, we also believe that it is important that some equity awards decrease in value were our stock price to decrease. We believe that equity−based awards exemplify our philosophy of having a straightforward structure by reminding NEOs that a measure of long−term corporate success is increased stockholder value over time.  We also believe that because our equity incentives are granted with time−based vesting, that our equity incentive awards, particularly our awards of restricted stock, also aid in the retention of our NEOs.

Review of Compensation and Peer Group Review

For 2011, the compensation committee engaged Towers Watson to provide services to our compensation committee, as requested and directed by the compensation committee. Towers Watson provided information on competitive levels of compensation, including information on base salary, annual incentives, equity awards and total compensation. The Towers Watson information was used by the compensation committee in determining 2011 executive officer compensation. The compensation committee identified, with the guidance and input of Towers Watson, a group of companies against which to compare compensation paid to our executives. These companies were selected because the compensation committee considered them to be similar to, and competitive with, us in the market for executive talent, and because they are in comparable or related businesses. This group, which we refer to as our peer group, consisted of the following companies:

●	Bridgepoint Education Inc.

●	Capella Education Co.

●	GP Strategies Corporation

●	Grand Canyon Education Inc.

●	National American University Holdings, Inc.

●	Lincoln Educational Services Corporation

●	Princeton Review Inc.

●	Strayer Education Inc.

●	University Technical Institute Inc.

For 2011, a group of companies that had average revenues over $2 billion were removed from the peer group that had been used in 2010 as they were not considered comparable in light of our projected revenues at the time of approximately $250 million.  The compensation committee removed these companies on the recommendation of Towers Watson, our compensation committee chair and Dr. Boston.

The review of the peer group only included comparative information for Dr. Boston and Mr. Wilkins as the peer group information did not identify executives at comparable positions for Dr. van Wyk, Ms. Gilbert and Mr. Gibbons. In addition to a review of the proxy statements of the peer group, Towers Watson provided survey data for our NEOs based on an analysis of multiple proprietary and published surveys.  Because of the variance in size among the companies included in the databases for the survey group, Towers Watson informed the compensation committee that to the extent possible Towers Watson had performed regression analyses to adjust the compensation for differences in revenues.

The comparative data provided by Towers Watson was used in connection with our determinations of base salaries, annual incentive compensation and equity incentive awards as part of the 2011 compensation setting process, as described below under “Elements of Compensation.”  For those executives for whom both survey data and peer group data is available, the compensation committee uses the survey data for its primary comparisons because we believe that the survey data is a better comparison for the Company than the peer group data.  This is in large part because many of the companies in the peer group are significantly larger than the Company and because the survey data represents a cross-section of companies with whom the Company competes for executive talent and generally reflects the size of the Company, as measured by revenues.  However, we believe that even though the peer group is comprised of companies that are generally larger than us, it is still an important group in considering those companies with which we compete for executive talent.

Elements of Compensation and 2010 Compensation Decisions

The compensation program for our NEOs is comprised of three elements: base salary; annual incentive cash compensation; and long-term equity incentives. In setting base salary and annual incentive cash compensation for 2011, we considered the compensation levels for our NEOs in 2010, the respective performances of each of our NEOs in 2010, and what we believed was required based on the marketplace for executive talent. In evaluating what was required based on the marketplace for executive talent, the members of our compensation committee used their collective experience and judgment.

Base Salary

Base salary is an integral part of compensation for our NEOs, and is generally set in January of each year, absent other factors, such as promotions. It is the compensation committee’s general intent that each NEO’s base salary should be set near the 50th percentile of the survey data.  While a significant portion of the executives’ compensation is performance-based, the compensation committee believes that the 50th percentile for base salary is appropriate to remain competitive with the companies with which the Company competes for executive talent.

In 2011, at the request of Dr. Boston, his annual base salary remained the same as it had been in 2010.  Dr. Boston informed the compensation committee that he preferred not to receive an increase in base salary because the budget for the Company contemplated only a 2% increase for employees generally.  This base salary placed Dr. Boston approximately at the 50th percentile of the survey data and approximately 5% above the 50th percentile of the peer group.  While the compensation committee was willing to increase Dr. Boston’s salary to reflect his continued commitment to the Company, the compensation committee’s assessment of the continued success of our business compared to other companies, including the peer group, and the competitive review by Towers Watson, the compensation committee concurred with Dr. Boston’s request.

The remainder of the named executive officers each received a 2% increase in base salary.  While the compensation committee felt that the performance of each of the named executive had been strong in the prior year, it did not believe that significant increases were in order because, as noted above, 2% was the percentage generally applicable to employees at the Company.  The resulting salaries, which are reflected in the Summary Compensation Table below, were all below the 50th percentile of the applicable survey data, and, for Mr. Wilkins, the 50th percentile of the applicable proxy data.

Annual Incentive Cash Compensation

We believe annual incentive pay furthers our compensation philosophy and objectives by focusing our NEOs on corporate goals, encouraging continuous quality improvement and providing straightforward incentives. The target for annual incentive pay for our NEOs is expressed as a percentage of base salary and was 50% for all of our NEOs during 2011, except for Dr. Boston, whose annual incentive pay target was set at 60% of his base salary. These percentages for annual incentive pay targets remained the same in 2011 as they were in each year the Company has been a public company and for Dr. Boston, Mr. Wilkins, and Dr. van Wyk reflect the minimum percentages set forth in their employment agreements. After considering the survey data information and the individual performance of the executives, the compensation committee believed, in its subjective judgment, that these percentages should remain the same for 2011. Dr. Boston’s annual incentive target is set at a higher percentage than the other NEOs as a result of the negotiation of his employment agreement in 2004, at which time we agreed to provide him a larger annual incentive to reflect his greater ability as Chief Executive Officer to influence our business success as well as his greater responsibilities as the head of our Company.

Overall, we believe that the proportion of annual incentive target pay to total target cash compensation (base salary plus annual incentive target pay) for our NEOs should be a relatively high percentage. It is our general intent that each NEO’s base salary should be set near the 50th percentile of the survey data, and that annual incentives should be structured so that the NEO has the opportunity to get to between the 50th and the 75th percentile of the survey data for total cash compensation (base salary plus annual incentives) at full payment of target opportunities under the annual incentive plan. We believe that positioning between the 50th and the 75th percentile is appropriate for total cash compensation because the level of performance required from our executives in order for the Company to achieve the targeted awards represents a level of strong performance and corporate growth above what we believe would be expected at other organizations. We believe the high percentage of compensation tied to incentive pay increases the focus of our NEOs on achieving our SSQ and performance goals.

Beginning in 2008 we decided to further enhance this focus through an additional incentive for truly superior performance that would pay an additional amount to our NEOs.  We have continued to use this additional incentive structure, which we refer to as the stretch portion of the annual incentive plan. This additional amount, if achieved, provided an opportunity to Dr. Boston of 40% of his base salary (for 100% in total incentive potential), an additional incentive to Mr. Wilkins and Dr. van Wyk of 30% of each of their respective base salaries (for 80% in total incentive potential) and an additional incentive to Ms. Gilbert and Mr. Gibbons of 20% of each of their respective base salaries (for 70% in total incentive potential). This stretch incentive would have resulted in total cash compensation payments to our NEOs of amounts in line with the 75th percentile of the survey data for each of our NEOs, which the compensation committee believes is appropriate for exceptional performance.

One half of each NEO’s target award under the annual incentive plan relates to achievement and surpassing of our SSQ goals, 25% relates to achievement of individual management by objective goals, or MBO, and 25% relates to achieving and surpassing our financial performance goal.  In prior years, the target awards under the annual incentive plan have been split equally between the SSQ goals and the financial performance goals, with amounts paid in connection with the financial performance goal reduced if individual MBO goals were not achieved.  For 2011, we modified this approach to split the target awards among the three goals.  This was in part because at the beginning of 2011, the overall structure of our annual incentive plan was uncertain due to a lack of clarity in guidance from the Department of Education about what were appropriate measures to be used for incentive compensation for our named executive officers, resulting in uncertainty about whether we could use financial performance goals.  It was also because we determined that we wanted to put more focus on achieving MBO goals, which are tied to our strategic plans.

We believe that a split among goals is important in order to send a message to our employees that they should be focused on both operational, personal and earnings goals, and we believe this split discourages a focus on one particular metric of performance to the exclusion of others that are also important to our results.  The stretch portion of the annual incentive plan was equally split between personal MBO goals and our financial performance goal, because we believe those goals most directly impact returns to our shareholders over the long term.

The following charts show the breakout of the annual incentive plan between the target and stretch portions and the split among the different performance goals, with percentages expressed as a percentage of salary.  The discussion that follows the charts focuses on the SSQ goals, MBO goals and financial performance goals.

Dr. Boston	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2011
	Target award equivalent to 60% of base salary	30% based on quarterly SSQ goals	$150,000 (split among four equal quarterly payments)	$150,000
		15% based on achieving annual MBO goals at target	$75,000	$75,000
		15% based on annual financial performance at target	$75,000	$75,000
	Stretch award equivalent to 40% of salary	20% based on annual MBO goals at stretch	$100,000	$60,000
		20% based on annual financial performance at stretch	$100,000	$100,000
			Total Opportunity $500,000	Total of $460,000

Mr. Wilkins	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2011
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$72,676 (split among four equal quarterly payments)	$72,676
		12.5% based on achieving annual MBO goals at target	$36,338	$36,338
		12.5% based on annual financial performance at target	$36,338	$36,338
	Stretch award equivalent to 30% of salary	15% based on annual MBO goals at stretch	$43,605	$26,163
		15% based on annual financial performance at stretch	$43,605	$43,605
			Total Opportunity $232,562	Total of $215,120

Dr. van Wyk	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2011
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$73,950 (split among four equal quarterly payments)	$73,950
		12.5% based on achieving annual MBO goals at target	$36,975	$36,975
		12.5% based on annual financial performance at target	$36,975	$36,975
	Stretch award equivalent to 30% of salary	15% based on annual MBO goals at stretch	$44,370	$26,622
		15% based on annual financial performance at stretch	$44,370	$44,370
			Total Opportunity $236,640	Total of $218,892

Ms. Gilbert	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2011
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$59,150 (split among four equal quarterly payments)	$59,150
		12.5% based on achieving annual MBO goals at target	$29,575	$29,575
		12.5% based on annual financial performance at target	$29,575	$29,575
	Stretch award equivalent to 30% of salary	10% based on annual MBO goals at stretch	$23,660	$14,196
		10% based on annual financial performance at stretch	$23,660	$23,660
			Total Opportunity $165,620	Total of $156,156

Mr. Gibbons	Portion of Annual Incentive Plan	Type of Performance Goal	Annual Incentive Opportunity in Dollars	Actual Payout 2011
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$54,050 (split among four equal quarterly payments)	$54,050
		12.5% based on achieving annual MBO goals at target	$27,025	$27,025
		12.5% based on annual financial performance at target	$27,025	$27,025
	Stretch award equivalent to 30% of salary	10% based on annual MBO goals at stretch	$21,620	$17,296
		10% based on annual financial performance at stretch	$21,620	$21,620
			Total Opportunity $151,340	Total of $147,016

SSQ Goals. We believe that the focus on continuous quality improvement related to the achievement and surpassing of our SSQ goals encourages our employees to work together across organizational boundaries to improve the processes involved in our operations, with a particular focus on processes that we believe contribute to the satisfaction and success of our students, which is consistent with our goal of Educating Those Who Serve™. The half of each participant’s annual incentive plan target award related to the SSQ is divided into four equal quarterly amounts that are paid based on quarterly metrics that are measured monthly. Our SSQ uses metrics that are divided into categories, including awards based on student satisfaction, which includes metrics based on student surveys, and awards based on performance monitoring, which includes metrics related to business processes and transfer credit evaluation processes.

Each month we compare the performance for each metric against the baseline for that metric. The baselines are set annually by the compensation committee, generally as a percentage improvement over past results, such as the actual past performance in a prior month, quarter or year. Results for each metric are then expressed as a percentage of the baseline. The percentages of achievement for each metric in a given month are then averaged. The monthly average is then averaged with the monthly average for the other months in a given quarter to obtain the quarterly average. If the quarterly average is at least 100%, one−fourth of the maximum amount of the SSQ portion of the annual incentive plan is then paid. If the quarterly average is not at least 100%, then no portion of the annual incentive plan applicable to that quarter’s SSQ goals is paid.

The SSQ is based on metrics that measure objective operational targets. This is in keeping with our compensation philosophy of providing simple and straightforward incentives. Because of the way that we calculate the monthly and quarterly averages, each metric is weighted equally. As a result, we believe that no one metric provides an incentive to our executive officers to focus disproportionately on any area of our business. Rather, we believe that the SSQ is structured to provide an incentive to focus more generally on student satisfaction and success, our business operations and continuous quality improvement.  Furthermore, we have structured the SSQ to be paid on a quarterly basis based on monthly results because we track the components of the SSQ daily, and we believe frequent payments heightens the focus of our employees on these metrics and continuous quality improvement. All of our employees and NEOs have the same SSQ goals.

In setting the SSQ goals for 2011, in keeping with our objective of continuous improvement, the compensation committee expected that there would be an improvement from 2010 performance for the metrics used in the SSQ, and consistent with past practice, removed metrics from the SSQ for which the compensation committee determined that the Company was already performing well and there was not significant room for improvement.

Due to the uncertainty in the U.S. Department of Education regulations discussed above about what compensation structures were appropriate for our executive officers at the beginning of the year, the amounts payable under the SSQ for the first two quarters of the year were not contingent on performance.  However, had they been contingent, the amounts would still have been paid because the SSQ goals were achieved for those periods.

MBO Goals.  In 2011, a quarter of the target portion of the annual incentive plan and half of the stretch portion of the annual incentive plan related to personal MBO goals.  MBOs are intended to be tied to company−wide goals consistent with our strategic plan for which executive are directly responsible, or to whose success they contribute, and provide personal accountability in addition to rewards for Company performance.  However, many MBO targets are shared between executives to reflect that executives have to work together to achieve results. In 2011, Dr. Boston, Mr. Wilkins and Dr. van Wyk shared the same five MBOs and Ms. Gilbert and Mr. Gibbon each shared two of those five.

For 2011, our compensation committee set MBO targets for Dr. Boston. Dr. Boston in turn set MBOs for the other NEOs. In turn, our NEOs set MBOs for their direct reports and so on throughout the organization for all management level employees. MBOs for our NEOs are derived from the MBOs that are set for Dr. Boston and our annual corporate performance goals derived from our strategic plan, including taking into account the sphere of responsibility for achievement of those goals for the particular NEO. We strive to have MBOs that can be objectively measured and are time−bound, which helps to provide incentives that can be clearly understood by our NEOs. We believe that the MBOs help to keep management from focusing solely on the current year’s financial results, because many of the MBOs represent our view of key actions required to capture future market opportunities and help prepare the Company for continued growth and improvement in the future. The compensation committee actively advises Dr. Boston about the MBOs he sets for the other NEOs and approves the final goals for those executives.

In establishing our MBOs for 2011, we set goals that were consistent with our strategic plan, and were set with the opportunity to pay out minimum, target and stretch amounts.  Achievement at the minimum level represents strong performance and would result in payout of 50% of the target amount, achievement at the target level represents superior performance and would result in payout of the target amount, and achievement at the stretch level represents a level of excellent performance and would result in payout of the target and stretch amounts.  When setting the stretch MBO goals, the compensation committee did not believe that it was likely that an executive would achieve all of his or her MBOs at the stretch level.

The 2011 MBOs for Dr. Boston, Mr. Wilkins and Dr. van Wyk, consistent with their respective roles as our chief executive officer, chief financial officer and chief operations officer, are set forth below and were all equally weighted:

●
Strategic Plan: This MBO called for the presentation of a five-year strategic plan at a detailed level, as well as the presentation of a 2012 budget using a model previously specified by the Board.  This MBO was achieved at the stretch level based on the level of detail in the plan and budget.

●
Improve Structure and Depth of Organization: This MBO called for an assessment of the overall structure of the organization, developing a stronger succession plan and recruiting individuals to fill specified positions.  This MBO was achieved at the target level based on the achievements in developing a plan for the overall structure, progress on succession planning and the hiring of a new Provost after a national search.

●
Accreditation: This MBO called for the Company to achieve reaffirmation of accreditation by the Higher Learning Commission with the next comprehensive evaluation to be in five years. This MBO was achieved at the stretch level based on the reaffirmation of accreditation and the next comprehensive evaluation to be in ten years.

●
Diversification Strategy: This MBO called for developing a diversification strategy for our business, by focusing on different areas of growth and corporate initiatives and relationships.  This MBO was achieved at the target level based on the progress with corporate relationships and the plans presented to our Board.

●
Operational Effectiveness: This MBO called for improving operational efficiency by automating manual processes and improving forecasting for student re-enrollment, implementing the new learning management system by the end of the year, and automating and implementing specified process functions.  This MBO was achieved at the stretch level based on level of automation and implementation.

As a result of the achievements of these MBOs, Dr. Boston, Mr. Wilkins and Dr. van Wyk each received 100% of the target portion of the annual incentive plan related to his or her MBOs and 60% of the stretch portion of the annual incentive plan related to his or her MBOs.

The 2011 MBOs for Ms. Gilbert included the strategic plan MBO (weighted at 20%) and accreditation MBO (weighted at 10%, reflecting Ms. Gilbert’s lower level of responsibility for this area) described above, which were achieved to the extent described above.  Consistent with her role as our Executive Vice President, Programs and Marketing, Ms. Gilbert also had the following four MBOs:

●
Brand Strategy: This MBO called for strengthening distinct brand identity and awareness for American Military University and American Public University through distinct, consistent, and compelling messaging, and creative and distribution strategies that are consistent with American Public University System’s overall commitment to integrity, transparency, and leadership in the online higher education space. This MBO was weighted at 20% and was achieved at the target level, primarily reflecting the launch of new branding for American Public University.

●
New Markets/Diversification:  This MBO called for supporting diversification efforts into additional civilian market segments, including supporting the launch of new degree programs by establishing and executing targeted communications that build awareness and drive enrollment.  This MBO was weighted at the 20% and was achieved at the target level reflecting the success in working with outreach teams to establish and execute marketing campaigns that reach and target our target markets.

●
Operational Effectiveness:  This MBO called for developing forecasting models, operational “dashboards” that measure marketing activities and the production of identified marketing reports. This MBO was weighted at the 20% and was achieved at the stretch level based on the number of models, dashboards and reports generated.

●
Financial Media:  This MBO called for increasing outreach to financial media.  This MBO was weighted at 10%, indicating its lower importance relative to the other metrics, and was achieved at the stretch level based on increased meetings, interviews and positive press stories.

As a result of the achievements of these MBOs, Ms. Gilbert received 100% of the target portion of the annual incentive plan related to her MBOs and 60% of the stretch portion of the annual incentive plan related to her MBOs.

The 2011 MBOs for Mr. Gibbons included the “improve structure and depth of organization” MBO and “accreditation” MBO described above, which were achieved to the extent described above.  All of Mr. Gibbons’ MBOs were weighted equally. Consistent with his role as our Senior Vice President, Chief Administrative Officer, which is our senior human resources position, Mr. Gibbons also had the following three MBOs:

●
Automate the Human Resource Processes:  This MBO called for automating performance reviews, faculty audits, and various administrative tasks.  This MBO was achieved at the stretch level based on all tasks that were identified having been automated.

●
Business Process Documentation: This MBO called for creating business process flowcharts and automating business processes utilizing commercially available IT resources.  This MBO was achieved at the stretch level based on the extent of the processes that were updated and the nature of the implementation of automated solutions.

●
Benefits Review. This MBO called for conducting a review of the Company’s medical and dental benefit plans and terms, including a comparison of fully insured vs. self-insured options, an assessment of various providers, reviews of wellness programs, and an assessment of employee eligibility.  This MBO was achieved at the stretch level based on the level of achievement and outcomes of the review.

As a result of the achievements of these MBOs, Mr. Gibbons received 100% of the target portion of the annual incentive plan related to his MBOs and 80% of the stretch portion of the annual incentive plan related to his MBOs.

Financial performance.  In 2011, the compensation committee determined that the quarter of the annual incentive plan target award that relates to financial performance would be based on achieving and surpassing a specified amount of budgeted earnings per share. The compensation committee specified earnings per share of $1.84 for this purpose, which was equivalent to 16% growth over full-year 2010 earnings per share, and reflected the earnings per share in the Company’s budget when approved by the board of directors.  For 2011, the compensation committee also specified that 50% of the target amount would be paid if an earnings per share threshold of $1.75 was attained, which was equivalent to 10% growth over the full-year 2010 earnings per share.

The decision to add a threshold level for financial performance in 2011 was because of the compensation committee’s 2010 experience.  In 2010, the Company did not achieve the financial performance goal, notwithstanding that there had been a 25% increase in earnings per share over the prior year and performance was approximately 97% of the budgeted earnings per share target.  The compensation committee concluded that the “cliff” nature of the annual incentive plan did not reflect the positive performance of the Company and the contributions of the Company’s employees and NEOs.  Accordingly, the threshold level was added to the plan.

The compensation committee provided that the stretch portion of the annual incentive plan related to financial performance would be payable on earnings per share of $1.91, after taking into account the payment of all annual incentive amounts.  This level of achievement was viewed as representing exceptional performance for which management should be rewarded.

Equity Incentives

We believe that NEOs should have a significant potential to benefit from increases in our equity value in order to align the interests of the NEOs and our stockholders. Our equity awards are split between stock options and restricted stock, with approximately 60% of the aggregate award value being allocated to the stock options and approximately 40% of the aggregate award value being allocated to the restricted stock.  The compensation committee uses these percentages based in part on the guidance of Towers Watson that these percentages are consistent with market practice.  We have historically used stock options because we believe that they align the interests of our executives with our stockholders’ interest in increasing the value of our stock over time.  We have determined to use a component of restricted stock in addition to options, so that the NEOs will also have an incentive to preserve the value of our stock.  Our stock options and restricted stock awards vest in one-third equal annual installments on the first three anniversaries of the grant date, and stock options have seven year terms. Equity awards are made at the beginning of the year to which the award relates.

In determining the appropriate level of 2011 equity incentive grants for our NEOs, in late 2010, the compensation committee reviewed comparative survey information provided by Towers Watson. In calculating the equity incentive grants to our NEOs, the compensation committee considered the survey data and determined that awards that were consistent with the 50th percentile of the survey data would be appropriate to recognize performance and remain competitive with comparable companies.  Our stock option awards were made at the closing price of our common stock on the date of grant on The NASDAQ Global Market.

Equity Grant Practices

Our 2011 equity awards were discussed by the compensation committee in December 2010 and granted on January 1, 2011.  The 2011 grants reflected our historical practice of making grants at the beginning of the year to which the award relates.  Beginning in 2012, we changed this approach to delay grants until the compensation committee has an opportunity to meet and set the other elements of compensation so that all elements of compensation are set at the same time.

Employment Agreements and Post-Termination Compensation

We have entered into employment agreements with each of Dr. Boston, Mr. Wilkins, and Dr. van Wyk. These agreements provide the executive with severance payments upon certain terminations, including terminations without cause, terminations by the executive for good reason in the event of a change of control, or if the executive’s employment agreement is not assumed by a successor entity in a change of control. Dr. Boston’s and Mr. Wilkins’ provide for certain payments in connection with a termination of their employment within six (6) months of a change in control of the Company. We believe that these agreements were necessary to attract some of our NEOs and help in our retention of our NEOs due to the prevalence of similar provisions in the market in which we compete for executives.

In 2007, prior to the time that we were a public company, we entered into an amendment and restatement of our employment agreements with Dr. Boston and Mr. Wilkins to provide for additional severance payments for certain terminations in connection with a change of control and to provide that if severance payments payable by us become subject to the excise tax on “excess parachute payments” that we will reimburse them for the amount of such excise tax (and the income and excise taxes on such reimbursement). We agreed to provide Dr. Boston and Mr. Wilkins with these changes in anticipation of our initial public offering to reflect what at the time we concluded were prevalent practices in the marketplace in which we compete for executives, and because as a public company we wanted these officers to be able to focus on our operations and not be distracted by their personal situations in the event a change in control transaction arose and, in the case of Dr. Boston, to reflect his long−term commitment to us and our long−term commitment to him as our Chief Executive Officer.  For Mr. Wilkins, we determined that in light of his shorter tenure with us, the additional severance benefits in connection with a change of control would not be effective until after February 28, 2010. We further amended the employment agreements for Dr. Boston and Mr. Wilkins in December 2008 to provide for technical compliance with certain Department of the Treasury regulations.  We entered into the employment agreement with Dr. van Wyk in August 2009 at the time she joined the Company.  Additional information regarding these agreements, including a quantification of benefits that would be received by these officers had termination occurred on December 31, 2011, is found below under the heading “Potential Payments on Termination or Change−in−Control.”

Benefits and Perquisites

Our NEOs are eligible to participate in the same benefit plans that are available to substantially all of our salaried employees, including 401(k) contributions and customary life insurance policies.  It has also been our practice to provide limited perquisites to our NEOs.  We do offer an annual physical exam for all of our NEOs because we believe that the health of these executives is important to the continued success of our business.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance−based” compensation (i.e., compensation paid only if the individual’s performance meets pre−established objective goals based on performance criteria approved by stockholders) that is established by a compensation committee that consists only of “outside directors” as defined for purposes of Section 162(m). All members of our compensation committee qualify as “outside directors”, and we consider the potential long−term impact of Section 162(m) when establishing compensation. Our annual incentive plan and the portion of our equity awards made in options qualify as performance−based compensation within the meaning of the Internal Revenue Code. We currently expect to continue to qualify our compensation programs as performance−based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives.

Role of Executives in Executive Compensation Decisions

Historically, each element of compensation has been recommended to the compensation committee by our Chief Executive Officer for compensation of executive officers other than himself, and the compensation committee determines the target level of compensation for each executive officer. Our Chief Executive Officer sets the MBO targets for our other executive officers based on his MBO targets and our annual corporate performance goals, after taking into account the sphere of responsibility for achievement of those goals for the particular NEO. The Chief Executive Officer reports the MBOs of the other NEOs and other key executives to the compensation committee for its comment and approval.

The amount of each element of compensation for our Chief Executive Officer is determined by the compensation committee. Our Chief Executive Officer does not participate in deliberations relating to his own compensation, and none of our other NEOs participate in any deliberations related to the setting of executive compensation.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on its review and discussions with the Company’s management, the compensation committee recommended that the CD&A be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (March 23, 2012)
J. Christopher Everett, Chairperson
Barbara G. Fast
F. David Fowler

Compensation Tables and Disclosures

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Wallace E. Boston, Jr.	2011	500,000	—	497,140	766,557	460,000	23,991	2,247,688
President and Chief	2010	500,000	75,000	365,400	524,938	225,000	44,022	1,659,360
Executive Officer	2009	447,981	—	—	—	435,000	78,167	961,148

Harry T. Wilkins	2011	290,700	—	108,808	171,815	215,120	22,692	809,135
Executive Vice President,	2010	285,000	35,625	104,400	140,609	106,875	31,259	668,143
Chief Financial Officer	2009	279,385	—	—	—	216,000	21,949	517,333

Sharon van Wyk(4)	2011	295,800	—	108,808	171,815	218,892	16,226	811,540
Executive Vice President,	2010	298,375	36,250	104,400	140,609	108,750	108,810	761,304
Chief Operating Officer	2009	111,058	—	88,600	126,549	90,504	12,584	429,294

Carol S. Gilbert	2011	236,600	—	56,280	89,211	156,156	12,955	551,203
Executive Vice President,	2010	232,000	29,000	48,720	73,116	87,000	15,332	456,168
Marketing and Programs	2009	226,821	—	45,744	54,439	149,050	14,560	490,614

Peter W. Gibbons	2011	224,530	—	43,148	66,083	147,016	12,193	492,969
Senior Vice President,	2010	214,700	26,838	34,800	51,556	52,662	14,360	394,916
Chief Administrative Officer	2009	211,006	—	35,331	42,048	142,800	13,494	444,678

(1)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions used in calculating these equity awards can be found in Notes 1 and 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year end December 31, 2011.

(2)
Amounts represent annual incentive payments paid pursuant to our Annual Incentive Compensation Plan based upon the achievement of certain performance goals established by our compensation committee for 2011.

(3)
Amounts in this column consist of (i) 401(k) contribution matches made by us; (ii) for Mr. Wilkins, fringe benefit payments in lieu of health benefits for a portion of the year; and (iii) for Dr. Boston and Mr. Wilkins, payments for costs associated with annual physical examinations.

(4)	Dr. van Wyk joined the Company in August 2009.

2011 Grants of Plan Based Awards

The following table sets forth information with respect to grants of plan−based awards to our NEOs during 2011:

			Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock or Option Awards(2)

Wallace E.	1/18/2011		75,000	300,000	500,000
Boston, Jr.	01/03/2011	12/31/2010				13,250			365,400
	01/03/2011	12/31/2010					58,000	37.52	766,557

Harry T. Wilkins	1/18/2011		36,338	145,350	232,560
	01/03/2011	12/31/2010				2,900			104,400
	01/03/2011	12/31/2010					13,000	37.52	171,815

Sharon van Wyk	1/18/2011		36,975	147,900	236,640
	01/03/2011	12/31/2010				2,900			104,400
	01/03/2011	12/31/2010					13,000	37.52	171,815

Carol S. Gilbert	1/18/2011		29,575	118,300	165,620
	01/03/2011	12/31/2010				1,500			48,720
	01/03/2011	12/31/2010					6,750	37.52	89,211

Peter W. Gibbons	1/18/2011		27,025	108,100	151,340
	01/03/2011	12/31/2010				1,150			48,720
	01/03/2011	12/31/2010					5,000	34.80	66,083

(1)
These columns show the range of cash payouts for 2011 performance pursuant to our Annual Incentive Compensation Plan. For a discussion of the performance goals established by the compensation committee for these awards, see the section titled “Annual Incentive Cash Compensation” in the Compensation Discussion and Analysis. The threshold amounts in this table represent the amounts that would have been paid if the threshold levels under each of the MBO portion and financial performance portion of the annual incentive cash compensation plan were achieved, and nothing was paid out under the SSQ portion of the annual incentive plan.

(2)	Amounts reflect the grant date fair value, computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan−Based Awards Table

Employment Agreements

For Dr. Boston, Mr. Wilkins and Dr. van Wyk, the amounts disclosed in the tables above are in part a result of the terms of their employment agreements. We do not have an employment agreement with Ms. Gilbert or Mr. Gibbons.

Dr. Boston’s Employment Agreement. In June 2004, we entered into an employment agreement with Dr. Boston to serve as our president and Chief Executive Officer with an initial term of three years starting from June 21, 2004 and ending June 21, 2007, which was subsequently amended to provide for renewal until February 28, 2010 and annually thereafter unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. In December 2008, his employment agreement was amended to provide for technical compliance with certain treasury regulations. Pursuant to his agreement, Dr. Boston’s initial base salary was set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Dr. Boston’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Dr. Boston’s employment agreement provides that he is entitled to participate in our annual incentive plan with a target award of up to 60% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Dr. Boston is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Dr. Boston’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross−up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Dr. Boston has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Dr. Boston’s base salary for 2011 was $500,000 and his annual incentive compensation plan award for 2011 was targeted at $300,000, with a maximum bonus potential of $500,000.

Mr. Wilkins’s Employment Agreement. Upon his hiring in February 2007, we entered into an employment agreement with Mr. Wilkins to serve as our executive vice president and chief financial officer, which agreement was amended and restated on October 10, 2007. In December 2008, his employment agreement was amended to provide for technical compliance with certain treasury regulations. The agreement has an initial term of approximately three years commencing from January 29, 2007 and ending February 28, 2010 and will automatically renew for additional one year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Wilkins’s initial base salary is set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Mr. Wilkins’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Pursuant to his employment agreement, Mr. Wilkins is entitled to participate in our annual incentive plan with a target award of up to 50% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Mr. Wilkins is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Mr. Wilkins’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross−up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Mr. Wilkins has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Mr. Wilkins’s base salary for 2011 was $290,700 and his annual incentive compensation plan award for 2011 was targeted at $145,350, with a maximum bonus potential of $232,560.

Dr. van Wyk’s Employment Agreement. We have an employment agreement with Dr. van Wyk that has similar provisions to the provisions of Dr. Boston’s agreement discussed above, except with respect to their positions, term renewal provisions and amounts relating to their base salary and annual bonus. We entered into the employment agreement with Dr. van Wyk to serve as Executive Vice President and Chief Operations Officer beginning August 3, 2009. Under her employment agreement, Dr. van Wyk has an initial term of employment of three years from the date employment commenced. Pursuant to her agreement, Dr. van Wyk’s initial annual salary was $275,000 and she was eligible for an annual bonus of 50% of her base salary then in effect, and up to additional 20% of her base salary as then in effect based upon the achievement of certain performance goals as determined by the compensation committee.

Dr. van Wyk’s base salary for 2011 was $295,800 and her annual incentive compensation plan award for 2011 was $147,900, with a maximum bonus potential of $236,640.

In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by these executives see the heading “Potential Payments upon Termination or Change-in-Control” below.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at December 31, 2011 for our NEOs:

		Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of StockThat Have Not Vested ($)(2)

Wallace E. Boston, Jr.	126,390	0	20.00	11/13/2014
	18,667	37,333	34.80	1/4/2017
	0	58,000	37.52	1/3/2018
					20,250	876,420
Harry T. Wilkins	182,954	0	3.96	2/8/2017
	56,880	0	20.00	11/13/2014
	5,000	10,000	34.80	1/4/2017
	0	13,000	37.52	1/3/2018
					4,900	212,072
Sharon van Wyk	8,334	4,166	35.44	8/3/2016
	5,000	10,000	34.80	1/4/2017
	0	13,000	37.52	1/3/2018
					5,732	248,041
Carol S. Gilbert	8,000	0	1.43	11/29/2014
	5,475	0	20.00	11/13/2014
	3,992	1,996	37.19	1/1/2016
	2,600	5,200	34.80	1/4/2017
	0	6,750	37.52	1/3/2018
					2,843	123,045
Peter W. Gibbons	3,084	1,541	37.19	1/1/2016
	1,834	3,666	34.80	1/4/2017
	0	5,000	37.52	1/3/2018
					2,132	92,273

(1)	The vesting date for each service-based option award that is not otherwise fully vested is listed in the table below by expiration date as of December 31, 2011.

Expiration Date	Vesting Schedule and Date for Unvested Portion
1/1/2016	Remaining portion vests on January 1, 2012
8/3/2016	Remaining portion vests on August 3, 2012
1/4/2017	Remaining portions vest in equal installments on January 4, 2012 and 2013
1/3/2018	Remaining portions vest in equal installments on January 3, 2012, 2013 and 2014

(2)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on The NASDAQ Global Market of $43.28 on December 30, 2011.

Option Exercises and Stock Vested

The following table sets forth information with respect to option exercises by our NEOs during 2011 and shares of restricted stock held by our NEOs that vested during 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Wallace E. Boston, Jr.	—	—	3,500	129,990
Harry T. Wilkins	—	—	1,000	37,140
Sharon van Wyk	—	—	877	32,613
Carol S. Gilbert	—	—	1,834	37,140
Peter W. Gibbons	1,825	28,726	651	24,210

(1)
The value realized on exercise is based on the difference between the exercise price of the option and the closing price of our common stock on The NASDAQ Global Market on the day of exercise, multiplied by the number of shares acquired.

(2)	The value realized on vesting is based on the closing price of our common stock on The NASDAQ Global Market on the day of vesting, multiplied by the number of shares acquired.

Potential Payments Upon Termination or Change-in-Control

The section below describes the payments that may be made to our NEOs in connection with a change-in-control or pursuant to certain termination events. Other than in the event of a corporate transaction, as that term is defined under our equity incentive plans and as described in further detail below, in the absence of an employment agreement or other arrangement, our NEOs are employed at-will and are not entitled to any payments upon termination or a change-in-control other than their accrued but unpaid salary or benefits.

The employment agreements for Dr. Boston, Mr. Wilkins and Dr. van Wyk, described above, have certain provisions that provide for payments to them in the event of the termination of their respective employment.

Termination for cause, without good reason or by reason of death. In the event that any of Dr. Boston’s, Mr. Wilkins’ or Dr. van Wyk’s employment is terminated by us for “cause”, by the executive without “good reason”, or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, their full base salary and benefits that are otherwise payable to them through the termination date of their employment. However, in the event that their employment is terminated by them without “good reason” or by reason of their death, we will also pay to them or their estate any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements (as adjusted for the period of the year during which they served).

Termination by reason of disability. If any of Dr. Boston’s, Mr. Wilkins’ or Dr. van Wyk’s employment is terminated by reason of disability, we are required to pay to them or their estates, as the case may be, the full base salary or other benefits payable to them, including any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements (to the extent that performance would merit it being paid). However, payments made to them during the time they are disabled shall be reduced by the sum of the amounts, if any, payable to them at or prior to the time of any payment under our disability benefit plans and which amounts were not previously applied to reduce any payment.

Termination without cause or for good reason. In the event that we terminate any of Dr. Boston’s, Mr. Wilkins’ or Dr. van Wyk’s employment without “cause” or they terminate their employment for “good reason,” we are required to pay, or provide, to them:

●
in a lump sum, the sum of (a) their full base salary through the date of their termination, (b) a pro—rata amount of their annual bonus for the current fiscal year, provided that the necessary performance requirements were satisfied, adjusted for the shorter period, through their termination date, and (c) any compensation previously deferred by them and any accrued vacation pay;

●
for a period of 12 months following their termination date, an amount equal to the sum of their base salary and their annual bonus, to the extent that their and our performance was satisfying the relevant performance targets, adjusted for the short period, after their termination date through the end of the calendar year and, as to the remainder of the 12 month period following the termination date, only if our net income has increased from the same period in the prior year and the performance targets established for the NEO’s successor are being satisfied in that period;

●
for a period of 12 months following their termination date or any longer period provided for under the terms of any benefit, a continuation of benefits to them or their family at a level and in an amount that is at least equal to that which would have been provided by us to them had they continued their employment, provided, however, that if they become reemployed and are eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and

●
to the extent not otherwise paid or provided, for a period of 12 months following their termination date, any other amounts or benefits required to be paid or provided or which they are eligible to receive under any of our other existing benefit schemes.

Dr. van Wyk’s agreement provides that the portion of the severance payments owed in the event of a termination without “cause” or for “good reason,” attributable to annual bonus payments will be paid in a lump sum at the same time annual bonuses for the year of termination are paid, but in no event later than March 15th of the year after the year of termination.

In addition, for Dr. Boston, to the extent that less than 33 1/3% of all stock options granted to him are outstanding and unexercisable on their termination date, such additional options, if any, shall immediately accelerate and vest and become exercisable. Pursuant to an amendment and restatement of his employment agreement in August 2007, if we terminate Dr. Boston’s employment without “cause” or he terminates his employment for “good reason” in connection with a change of control, we will calculate the amounts referred to in the last three bullet points above for a 24-month period instead of a 12-month period, will pay the amount in respect of the annual bonus for that period based on his and our prior performance and not with respect to future performance and will pay the amount in respect of his base salary and annual bonus in a lump sum instead of in accordance with our regular payroll practices. The amendment and restatement of Dr. Boston’s employment agreement also provides that if severance payments payable by us become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code (“IRC”) or additional tax under Section 409A of the IRC, we will reimburse him for the amount of such excise tax (and the income and excise taxes on such reimbursement). We entered into a similar amendment and restatement of Mr. Wilkins’ agreement in August 2007, provided that the provisions related to the termination of his employment in connection with a change in control were not effective until after February 28, 2010.

Acceleration of options upon change of control. Under Dr. Boston’s and Mr. Wilkins’ employment agreements, immediately prior to a change of control (as defined below), all stock options granted to them on or prior to the date of their respective employment agreements that are outstanding immediately prior to a change of control shall vest and become fully exercisable.

Our equity incentive plans provide that, upon a corporate transaction, all outstanding shares of restricted stock and all stock units shall vest in full. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or stock units, an amount equal to the per share corporate transaction consideration or, in the case of stock options or stock appreciation rights, an amount equal to the number of shares of stock subject to the stock option or stock appreciation right multiplied by the difference of the per share corporate transaction consideration and the exercise price of the stock option or stock appreciation price.

For this purpose, a “corporate transaction” is generally defined as:

●	our dissolution or liquidation or a merger, consolidation, or reorganization between us and one or more other entities in which we are not the surviving entity;
●	a sale of substantially all of our assets to another person or entity; or
●
any transaction that results in any person or entity (except in the case of our 2011 Omnibus Incentive Plan, other than persons who are stockholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For awards made under our 2007 Omnibus Incentive Plan or 2011 Omnibus Incentive Plan, if an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Terms defined in employment agreements. For purposes of Dr. Boston’s, Mr. Wilkins’ and Dr. van Wyk’s employment agreements, the following definitions apply:

●	“Cause” means:
●	refusal by the NEO to follow a written order of the Chairman of our Board or of the Board;
●	the NEO’s engagement in conduct materially injurious to us or our reputation;
●	dishonesty of a material nature that relates to the performance of the NEO’s duties under their employment agreement; the NEO’s conviction for any crime involving moral turpitude or any felony; and
●
the NEO’s continued failure to perform his or her duties under his or her employment agreement (except due to the NEO’s incapacity as a result of physical or mental illness) to the satisfaction of our Board for a period of at least 30 consecutive days after written notice is delivered to the NEO specifically identifying the manner in which the NEO has failed to perform his or her duties.

●	“Change of Control” means:
●	our dissolution or liquidation, or a merger, consolidation or reorganization of us with one or more other entities in which we are not the surviving entity;
●	a sale of substantially all of our assets to another person or entity; or
●
any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock.

●	“Good Reason” means:
●
the assignment to the NEO of duties inconsistent in any material respect with the NEO’s position as set forth in, or in accordance with, their employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

●
any failure by us to comply with any provisions of the NEO’s employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

●
there is a merger, acquisition or other similar affiliation with another entity and the NEO does not continue in his or her position, or any other office he or she holds at the time of the transaction, of the most senior resulting entity succeeding to our business; or

●
any failure by us to require any successor or any party that acquires control of us, whether directly or indirectly, by purchase, merger, consolidation or otherwise, or all or substantially all of our business and/or assets to assume expressly and agree to perform the NEO’s employment agreement in the same manner and to the same extent that we would be required to perform it if no succession had taken place.

Provided, however, that none of the foregoing constitute Good Reason if the executive consents in writing to such event, and none of the foregoing constitute Good Reason unless we fail to cure the asserted grounds for Good Reason within 30 days of receipt of notice from the executive. In order to terminate his or her employment for Good Reason, the executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the agreements and arrangements described above. The estimated payments were calculated as though the applicable triggering event occurred, and the NEO’s employment was terminated, or the applicable change in control occurred, on December 31, 2011, using the closing price of our common stock on The NASDAQ Global Market of $43.28 on December 30, 2011. As discussed in the narrative above, upon termination for cause, by the NEO without good reason or upon death or disability, the NEO is generally only entitled to receive amounts he is owed as of the termination date (e.g., salary, benefits and, in limited cases, any previously earned, but unpaid, annual incentive compensation). Assuming a termination date of December 31, 2011, these amounts are set forth in the tables above, and we have not included any such amounts below. We have not included these earned, but unpaid amounts, in the termination events included in the table below.

	Aggregate Severance Pay(1) ($)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Welfare Benefits Continuation ($)	Gross-Up	Total ($)
Wallace E. Boston, Jr.
Termination without Cause or by executive for Good Reason	960,000	650,664	—	12,034	—	1,622,698
Termination without cause or by executive for Good Reason in connection with a Change-in-Control(2)	1,920,000	650,664	876,420	24,068	—	3,471,152
Occurrence of a Change-in-Control(2)	—	650,664	876,420	—	—	1,527,084
Harry T. Wilkins
Termination without Cause or by executive for Good Reason	505,818	—	—	12,012	—	517,830
Termination without cause or by executive for Good Reason in connection with a Change-in-Control(2)	1,011,636	159,680	212,072	24,024	—	1,407,412
Occurrence of a Change-in-Control(2)	—	159,680	212,072	—	—	371,752
Sharon van Wyk
Termination without Cause or by executive for Good Reason	514,692	—	—	8,775	—	523,467
Occurrence of a Change-in-Control(2)	—	192,341	248,081	—	—	440,422
Carol S. Gilbert
Occurrence of a Change-in-Control(2)	—	95,132	123,045	—	—	218,177
Peter W. Gibbons
Occurrence of a Change-in-Control(2)	—	69,272	92,273	—	—	161,545

(1)	We have assumed for purposes of calculating the aggregate severance pay that our net income and the NEO’s successor’s performance would be sufficient for the NEO to receive the maximum payout.

(2)
Except for stock options for Dr. Boston and Mr. Wilkins, which accelerate upon a change in control pursuant to the terms of their employment agreements, we have assumed for purposes of calculating the acceleration of equity awards that a Corporate Transaction, as defined in our equity incentive plans, had occurred and that equity awards are not assumed or substituted.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2011. All equity compensation plans have been approved by Company stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	736,064	$14.34	2,189,296
Equity compensation plans not approved by Company stockholders	0	0	0
Total	736,064	$14.34	2,189,296

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or compensation committee.

PROPOSAL NO. 2 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, we are seeking stockholder input on the compensation of our named executive officers as disclosed in this proxy statement. The Board and the compensation committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by offering compensation that is competitive within the for-profit education industry and the broader market for executive talent.

As described in the Compensation Discussion and Analysis beginning on page 16 of this proxy statement, our executive compensation program is designed to provide competitive levels of compensation that are based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals, encourage continuous quality improvement, and can be easily understood. By paying for performance, we believe that we align the interests of our executive officers with those of our stockholders. We also believes that an effective executive compensation program assists us in attracting and retaining qualified executives who will grow the Company’s financial performance and drive the continued creation of stockholder value.

To achieve these objectives, we adhere to the following principles:

●	compensation should be directly related to achievement of our corporate goals as measured through individual management objectives and through earnings results compared to budget;
●	components of compensation should be linked to quality improvements in the satisfaction and success of our students as measured by our Student Satisfaction Quotient;
●	incentives should be simple and straightforward to maximize understanding of compensation and achievement of performance goals;
●	an emphasis on equity-based compensation aligns the long-term interests of executive officers and stockholders; and
●	NEO’s compensation must be evaluated against opportunities offered by companies that are similar to, and competitive with, us in the market for executive talent.

Our executive compensation program also includes features specifically intended to align the interests of our NEOs and our stockholders, such as:

●	the use of restricted stock and stock option awards, the value of which is contingent on our long-term performance; and
●	time-based vesting provisions, which allow our stock option and restricted stock awards to vest in one-third equal installments on the first three anniversaries of the grant date.

We believe our executive compensation program achieves our compensation principles, properly aligns the interests of our NEOs and our stockholders and is deserving of stockholder support. Stockholders should consider the following when determining whether to approve the compensation of our NEOS as presented in this proxy statement:

●	2011 was another year of financial and academic successes for the Company, including:
●	From 2009 to 2011, total revenue increased at a compound annual growth rate of 32%, from $149.0 million in 2009 to $260.4 million in 2011.
●	For 2011, total revenues were $260.4 million, which is an increase of 31% compared to total revenues of $198.2 million in 2010.
●
Net course registrations, which represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty, increased 32% to 341,700 in 2011 from 259,400 in 2010, and net course registration by new students increased 46% to 85,200 in 2011 from 58,400 in 2010.

●	The Higher Learning Commission reaffirmed accreditation of American Public University System for online courses and programs without any other stipulations on its affiliation status.
●
We submitted a self-evaluation report to the Distance Education and Training Council and underwent an on-site reaccreditation in 2011, resulting in the Accrediting Commission of DETC meeting and voting in January 2012 to reaccredit APUS.

●	Our executive officers are subject to stock ownership guidelines.

●	Our executive are prohibited from “hedging” their interests in our common stock.

●	Our executive officers receive limited perquisites.

●
Our equity awards have been granted with three-year minimum vesting periods, and our equity plans prohibit repricing or replacement of outstanding option awards, and require options be granted with exercise prices at fair market value on the date of grant.

For these reasons, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the American Public Education, Inc. named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any other related disclosure, is hereby APPROVED”

The vote is advisory and is not binding on the Company, the Board or the compensation committee of the Board. However, the compensation committee of the Board expects to take into account the outcome of the vote as it continues to consider our executive compensation program. The Board has determined that future advisory votes on the compensation of the Company’s NEOs will be held every year, in accordance with the results of the advisory vote of the Company’s stockholders on such frequency at the Company’s 2011 Annual Meeting. Thus, the next stockholder advisory vote on the compensation of our NEOs will be held at the Company’s 2013 Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the audit committee’s selection of McGladrey & Pullen, LLP (“McGladrey & Pullen”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of McGladrey & Pullen to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of American Public Education and our stockholders.

The Board first approved McGladrey & Pullen as our independent auditors in October 2007, and McGladrey & Pullen audited our financial statements for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007. Representatives of McGladrey & Pullen are expected to be present at the meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the audit committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2011 and 2010 for each of the following categories of services are as follows:

Fee Category	2010	2011
Audit Fees	$410,000	$410,000
Audit−Related Fees	60,000	65,000
Tax Fees	0	0
All Other Fees	0	24,148
Total Fees	$470,000	$499,148

Audit Fees. Consist of fees billed for professional services rendered for the audit of our annual financial statements and services provided in connection with our securities offerings and registration statements.

Audit−Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consist of fees billed for tax compliance, tax advice and tax planning and includes fees for tax return preparation.

All Other Fees. Consist of fees billed for products and services, other than those described above under Audit Fees, Audit−Related Fees and Tax Fees.

During the fiscal years ended December 31, 2011 and 2010, McGladrey & Pullen has provided various services, in addition to auditing our financial statements. The audit committee has determined that the provision of such services is compatible with maintaining McGladrey & Pullen’s independence. In 2011 and 2010, all fees paid to McGladrey & Pullen were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee reviews with McGladrey & Pullen and management the plan and scope of McGladrey & Pullen’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and McGladrey & Pullen’s compensation. The audit committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by McGladrey & Pullen, subject to the de minimus exception for non-audit services that are approved by the audit committee prior to the completion of an audit. The audit committee may delegate pre-approval authority to one or more members of the audit committee consistent with applicable law and listing standards, provided that the decisions of such audit committee member or members must be presented to the full audit committee at its next scheduled meeting.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2011, the Audit Committee of the Board of Directors of American Public Education, Inc. consisted of Ms. Halle, who serves as the chairperson, Mr. Fowler, Mr. Landon and Mr. Weglicki. The Audit Committee operates under a written charter adopted by the Board, which is available in the Corporate Governance — Committees section of our corporate website, which is www.americanpubliceducation.com. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

During the fiscal year ended December 31, 2011, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee has:

●	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2011;
●
discussed with McGladrey & Pullen, LLP (“McGladrey”), our independent auditors for fiscal 2011, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●
received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in American Public Education’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE (February 22, 2012)

Jean C. Halle, Chairperson
F. David Fowler
Timothy J. Landon
Timothy T. Weglicki

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2011, all such reports were made on a timely basis except the following Section 16 reporting persons failed to timely file such number of Form 4s as indicated: Dr. McCluskey (2), Mr. Wilkins (2), Dr. Boston (3), Mr. Gibbons (2), Mr. Fowler (1), Mr. Everett (1), Mr. Landon (1), and Mr. Weglicki (1); and Dr. Karan Powell failed to timely file a Form 3.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 16, 2012 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each NEO (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class
5% Stockholders:
T.Rowe Price Associates, Inc. (2)	2,081,768	11.64%
BlackRock, Inc. (3)	1,370,339	7.66%
The Vanguard Group, Inc. (4)	980,687	5.48%
JPMorgan Chase & Co. (5)	1,116,078	6.24%

Directors and Named Executive Officers
Dr. Wallace E. Boston, Jr. (6)	439,729	2.43%
Jean C. Halle	38,903	*
Barbara Fast	3,075	*
Timothy Weglicki (7)	368,539	2.06%
J. Christopher Everett	36,820	*
Timothy Landon	5,985	*
F. David Fowler	38,095	*
Harry T. Wilkins (8)	331,445	1.83%
Dr. Sharon van Wyk	31,068	*
Carol S. Gilbert	59,922	*
Peter W. Gibbons	17,327	*
All of our directors and executive officers as a group (13 persons)	1,406,648	7.65%

*        Represents beneficial ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 16, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“T. Rowe Price Fund”) on February 10, 2012. The stockholders’ address is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates is deemed to be the beneficial owner, with sole dispositive power (and sole voting power as to those shares for which T. Rowe Price Fund does not have sole voting power) of 2,081,768 shares of the Company’s common stock as a result of acting as an investment advisor. T. Rowe Price Fund is deemed to be the beneficial owner with sole voting power of 1,432,189 shares of the Company’s common stock as a result of acting an investment advisor.

(3)
Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 13, 2012. This stockholder’s address is 40 East 52nd Street New York, NY 10022. This stockholder is deemed to be the beneficial owner of 1,370,339 shares of the Company’s common stock as a result of being a parent holding company or control person.

(4)
Based solely on a Schedule 13G filed by The Vanguard Group, Inc. on February 7, 2012. This stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355. This stockholder is deemed to be the beneficial owner with sole dispositive power (except for 22,889 shares as to which this stockholder has sole voting power and shared dispositive power) of 980,687 shares of the Company’s common stock as a result of acting as an investment advisor.

(5)
Based solely on a Schedule 13G filed by JPMorgan Chase & Co. on January 17, 2012. This stockholder’s address is 270 Park Ave., New York, NY 10017. This stockholder is deemed to be the beneficial owner of 1,116,078 shares of the Company’s common stock (with sole voting power over 781,194 shares, sole dispositive power over 1,088,808 shares, and shared voting and dispositive power over 27,270 shares) as a result of being a parent holding company or control person.

(6)
Includes 22,814 shares of common stock held of record by The Boston Family LLC, which is 98% owned by trusts for the benefit of the Dr. Boston’s family members. Dr. Boston is the managing member of The Boston Family LLC and has voting and dispositive power over the shares. Dr. Boston disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(7)	Includes:

(i)
5,192 shares of common stock held of record by The Timothy T. Weglicki Irrevocable Trust dated March 11, 1999. Mr. Weglicki disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein; and

(ii)
344,600 shares of common stock held of record by ABS Partners VI, LLC. ABS Partners VI, LLC exercises voting and dispositive power over the shares held by the ABS Entities. Mr. Weglicki disclaims beneficial ownership of the shares held by the ABS Entities except to the extent of his pecuniary interest therein.

(8)	Includes:

(i)
22,111 shares of common stock held of record by Wilkins Asset Management, Inc., in which company Mr. Wilkins has an interest. Mr. Wilkins disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein; and

(ii)	360 shares of common stock held of record by Mr. Wilkins’ son. Mr. Wilkins disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2011 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2011 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attention: Corporate Secretary

The charters for our audit, compensation and nominating and corporate governance committees, as well as our Guidelines and our Code of Ethics, are in the Corporate Governance — Committees section of our corporate website, which is www.americanpubliceducation.com, and are also available in print without charge by writing to the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders if you make a written or oral request to our Corporate Secretary at the address above, or by calling (304) 724-3700.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on November 26, 2012.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at American Public Education, Inc., 111 W. Congress Street, Charles Town, West Virginia 25414, Attn: Corporate Secretary. To be timely for the 2013 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2013 annual meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions to Annual Meeting

Directions to the 2012 Annual Meeting of Stockholders, to be held at the Renaissance Baltimore Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland 21202 are set forth below:

From Points North or South via I-95 — Follow I-95 North/South into the Baltimore area and take Exit 53 (Downtown 395). Make the first right turn onto Conway Street, then left at the third light onto Light Street, turning into far right two lanes, where the road will merge to the right, into Pratt Street. Make the immediate first left onto South Street. The hotel entrance will be on the left.

By Order of the Board of Directors

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF

AMERICAN PUBLIC EDUCATION, INC.

May 11, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2012 FOR AMERICAN PUBLIC EDUCATION, INC.
THE NOTICE OF MEETING, PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15611

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

00033333333030000000 1 051112

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES, AND "FOR" PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. **If no instructions are given, this proxy will be voted in accordance with the recommendations of our Board of Directors, as stated above. If you sign and submit a proxy, Wallace E. Boston, Jr. and J. Christopher Everett are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.